                                                                   Exhibit 10.55


CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (****) to denote where omissions have been made. Note that five pages of this exhibit contain omitted material pursuant to this request. The confidential material has been filed separately with the Securities and Exchange Commission.

              AMENDED AND RESTATED MARKETING PARTNERSHIP AGREEMENT

      This Amended and Restated Marketing Partnership Agreement ("Agreement") is made and entered into this 11th day of May, 2005, by and between OTX Corporation, a Delaware corporation ("OTX"), having its principal place of business at 1024 N. Orange Drive, Hollywood, CA 90038, Zing Wireless, Inc., a California corporation ("GoZing"), having its principal place of business at 16501 Ventura Blvd., Suite 250, Encino, CA 91436 and Greenfield Online, Inc., a Delaware corporation ("Greenfield"), having its principal place of business at 21 River Road, Wilton, CT 06897. This Agreement replaces and supersedes in its entirety the Marketing Partnership Agreement dated as of February, 2001 (which was subsequently amended on August 21, 2001 and further amended and restated on May 1, 2004) by and between OTX and GoZing, with reference to the following facts:

            A. GoZing is in the business of providing marketing research companies with online survey respondents and has created its own permission-based community of opt-in members.

            B. OTX is in the business of conducting market research through interactive online surveys and other means.

            C. GoZing was acquired by, and became a wholly owned subsidiary of, Greenfield Online, Inc. on February 8, 2005.

            D. The parties have mutually agreed to modify the existing agreement(s) between them. Any prior agreements between GoZing and OTX will be terminated upon the written execution of this Agreement.

            E. Greenfield and OTX desire to enter into an agreement pursuant to which OTX will conduct market research using Greenfield Online Members.

            NOW, THEREFORE, the parties hereby agree as follows:

1.    Certain Definitions.

      Each of the terms defined in this Section 1 shall have the following respective meanings:

            "Completed Survey," means each OTX Survey successfully submitted by a Greenfield Member, who was sent by Greenfield either via an email invitation or

Initial Here _______
            through the member's lounge or open area, and received by OTX, which is completed to the reasonable satisfaction of OTX (i.e., sufficiently to permit OTX to verify the data consistent with its normal business practices).

            "Effective Date" means the date on which all of the parties sign this Agreement.

            "Greenfield Affiliate Member" means an individual who opts in to take a survey but was not a Greenfield Member prior to the launch of such survey.

            "Greenfield Member" means an individual who has opted-in to be a survey panelist through a survey-related web site that is hosted and maintained by Greenfield, or any of its U.S. based subsidiaries.

            "Interactive Market Research" means online communication for the purpose of conducting research from OTX to Greenfield Members whereby such online communication session was initiated by some invitation by email or otherwise from Greenfield to such Greenfield Member.

            "OTX Survey" means online questionnaires designed to elicit market research data about a product/service through Interactive Market Research.

            "Survey Fee" means a monetary payment to Greenfield for each Completed Survey.

2.    Greenfield Services and Related Obligations of OTX.

      2.1 During the Term, OTX shall be entitled to utilize Greenfield Members in order to conduct OTX Surveys in order to collect market research data for its clients.

            2.1.1 OTX agrees and understands that Greenfield, in its sole discretion, retains the exclusive right to market OTX Surveys to Greenfield Members by email unless such Greenfield Member contacts OTX from another panel source, web source or other method unrelated to Greenfield. Greenfield is the sole owner of specific demographic data collected on Greenfield Members via its own web sites or its own marketing efforts. OTX is the sole owner (or owner on behalf of its clients) of any and all aggregated (non-personally-identifiable) demographic data relating to Greenfield Members collected via the OTX Survey site in accordance with this Agreement.

      2.2 OTX represents, warrants and covenants to Greenfield that, during the Term:

            2.2.1 OTX agrees to pay Greenfield a Survey Fee according to Exhibit
                  A, attached hereto and incorporated herein as part of this Agreement, for

Initial Here _______
                  each Completed Survey. Such Survey Fees are subject to adjustment as set forth in Section 4.1.

            2.2.2 OTX is a corporation validly existing under the laws of the state of Delaware. OTX owns all of the right, title and interest in and to the OTX surveys and has the right to display to Greenfield Members the content thereof. OTX has all necessary licenses, authorizations, registrations and approvals and the power and authority to enter into this Agreement and to perform its obligations set forth herein. Neither the execution nor delivery of this Agreement by OTX nor the performance by OTX of its obligations set forth herein will constitute a material breach by OTX of any other material agreement to which it is a party.

      2.3   Omitted.

      2.4 Greenfield represents, warrants and covenants to OTX that, during the Term:

            2.4.1 Greenfield agrees to present the OTX Survey opportunities to
                  Greenfield Members, when possible, in order to generate market research data for OTX's purposes.

            2.4.2 Greenfield will clearly indicate in writing (or email) in advance for any OTX survey where it is sending to the OTX survey Greenfield Affiliate Members. Pricing for Completed Surveys for Greenfield Affiliate Members may be different than for Greenfield Members and the parties will agree to such in advance of any survey where Greenfield Affiliate Members are to be used.

            2.4.3 Greenfield will use commercially reasonable efforts to not share any information (for example, but not limited to: the existence of projects, timing, client names, client volumes, project names, pricing, methodology, survey content, survey technology or any other similar information) that is acquired in the process of providing Greenfield Members to OTX for OTX Surveys to any person, entity, third party, employee, or contractor involved in Greenfield operations that, to Greenfield's knowledge, directly compete with OTX.

            2.4.4 Omitted.

            2.4.5 Greenfield is a corporation duly organized and validly existing under the laws of the state of Delaware. Greenfield owns all of the right, title and interest in and to its web sites, and has the right to offer the OTX surveys, at its sole discretion, to its opt-in community of Greenfield Members and Greenfield Affiliate Members. Greenfield has all necessary licenses, authorizations, registrations and approvals and the power and authority to enter into this Agreement and to perform its obligations set forth herein. Neither the execution nor delivery of this Agreement by Greenfield nor the performance by Greenfield of its obligations set forth herein will constitute

Initial Here _______
                  a material breach by Greenfield of any other material agreement to which it is a party.

            2.4.6 Greenfield will service the OTX account from its West Coast operations in Los Angeles comprised primarily of personnel that were former GoZing employees to the extent reasonably practicable.

            2.4.7 OTX will receive service at a level that is consistent with the level historically provided by GoZing. There will be no project minimums or individual work orders.

            2.4.8 Greenfield will use reasonable commercial efforts to provide sufficient volumes of Greenfield Members to meet individual survey commitments (as evidenced in fax, written, email or other web application communication) that its team makes to OTX on specific survey projects where such commitments are made. It is expressly agreed that surveys have a targeted end date and that such date is important to meeting end clients' objectives.

      2.5 OTX hereby grants to Greenfield the non-exclusive, non-transferable right to use (i.e. to copy, transmit, distribute and display) during the Term the OTX logos in the manner described in this Agreement. All of such use of the OTX logos shall inure to the benefit of OTX and shall not create any rights, title or interest in the OTX logos for Greenfield or any other party. Greenfield agrees that as between OTX and Greenfield, OTX owns and continues to own exclusively, all right, title and interest in and to the OTX logos and the other OTX trade names and trademarks in perpetuity. Upon OTX's request, Greenfield shall execute and deliver to OTX such documents, instruments and agreements as OTX may reasonably request in order to evidence or preserve OTX's exclusive rights in and to all OTX logos and the other OTX trade names and trademarks in perpetuity.

      2.6 Greenfield will create and host a web landing page which Greenfield Members will be linked to upon completing an OTX survey in order to register for rewards through Greenfield.

      2.7 Greenfield will be allowed to display live survey opportunities on its web sites to panelists that log into their personal survey account. The surveys must be demographically and geographically targeted to the user based on the needs of each survey. When displaying a survey opportunity to a user, Greenfield will not describe the type of survey or use any words that convey the content or the client of the survey, such as "entertainment survey". When a user joins Greenfield's survey program, there will be a standard ******* cooling off period whereby the user will not see any OTX Surveys to take in their personal account. After *******, the user can see and take OTX Surveys. The ****** number can be adjusted lower or higher with the permission or request of OTX. If the ******* is requested to be higher, then the maximum period of time can be ******. After ****** the default duration will go back to ********. Greenfield will limit the number of times a

Initial Here _______
            user can click an email invitation link to only ********. Both parties will monitor the effectiveness of limiting to ***** in terms of customer service inquiries, traffic flow, and security.

3.    Term.

      3.1 The term of the obligations of the parties set forth in Section 2 hereof shall commence on the Effective Date, and shall continue for a period of two (2) years from the Effective Date (the "Term"). After such period this Agreement shall automatically be extended for additional one (1) year periods unless either Greenfield or OTX notifies the other at least sixty (60) days prior to the end of such term that it is not willing to extend the Agreement.

      3.2   The Term may otherwise be terminated at any time by written notice
            (i) by Greenfield in the event that OTX fails to pay Survey Fees due Greenfield (as long as such fees are not being disputed in good faith), (ii) by Greenfield in the event of any other material breach of this Agreement by OTX, (iii) by Greenfield for any reason on 90 days notice, or (iv) by OTX in the event of any material breach of this Agreement by Greenfield; provided, however, that prior to either party having the right to terminate the Agreement pursuant to
            Section 3.2(i), (ii) or (iv), such party shall give the other party written notice specifying such breach and 30 days to cure such breach, if curable (or such longer time as may be reasonably necessary to cure such breach if the party in breach acts expeditiously and if the nature of such breach requires a longer period).

      3.3 The provisions of this Agreement--other than Section 2 and, with respect to surveys not yet commenced, Section 4 hereof--shall continue in full force and effect after the termination of the Term in accordance with their respective terms.

4.    Fees.

      4.1 In consideration for Greenfield's services described herein, OTX agrees to pay a Survey Fee to Greenfield as outlined in Exhibit A (attached). OTX acknowledges that if the OTX average monthly volume for Survey Fees to Greenfield for any ****** period is less than ****** ****** (including fees due to Ciao GmbH), Greenfield shall have the right to **********, and the parties agree to negotiate the ******* in good faith.

      4.2 OTX will be responsible for tracking the Completed Surveys and providing information on Completed Surveys to Greenfield via an online XML data feed from OTX to Greenfield. Greenfield shall be responsible for invoicing OTX for each batch of Completed Surveys. OTX shall be responsible for providing Greenfield with a complete report of or other electronic access evidencing closed and Completed Surveys for payment within ten (10) days after each fifteen (15) day billing period. Greenfield will not bill OTX for any Completed Surveys until the survey itself has been completed to facilitate accounting simplicity.

Initial Here _______

      4.3 OTX agrees to be billed twice monthly (and no more often than such) for Survey Fees for any Completed Surveys for the immediately prior half-month on a consolidated billing statement. OTX agrees to pay all invoices for Completed Surveys presented to OTX on a Net Forty-Five day (45) basis. A late fee of 1% will be charged on the outstanding balance of all invoices not paid as of 30 days past due.

      4.4 Greenfield agrees to utilize OTX's web powered Completed Survey invoicing system as soon as this system is released (early 2005) if it is commercially reasonable for Greenfield to utilize it.

5.    Press Releases.

      5.1 Neither OTX nor Greenfield shall issue any press release, or make any public statement, concerning the existence of this Agreement or the terms hereof without the prior approval of the other party, except if public disclosure is required by law, such as the federal securities laws, or the rules of any applicable stock exchange or self-regulatory organization, such as NASDAQ.

6.    Indemnification & Limited Liability.

      6.1 OTX agrees to indemnify, defend and hold harmless Greenfield and GoZing and their respective directors, officers, employees, agents and affiliates from and against any and all claims, actions and proceedings (including but not limited to all reasonable attorney's fees and expenses, damages, judgments, settlements and costs incurred in connection therewith) that arise out of or relate to any intentional or negligent act or omission of OTX in connection with OTX's performance of its obligations under this Agreement (a "Third Party Claim").

      6.2 Greenfield agrees to indemnify, defend and hold harmless OTX and its members, directors, officers, employees, agents and affiliates from and against any and all claims, actions and proceedings (including but not limited to all reasonable attorney's fees and expenses, damages, judgments, settlements and costs incurred in connection therewith) that arise out of or relate to any intentional or negligent act or omission of Greenfield in connection with Greenfield's performance of its obligations under this Agreement (a "Greenfield Third Party Claim").

      6.3 Any person claiming any right of indemnification under this Agreement ("Indemnified Party") as a result of a Third Party Claim or a Greenfield Third Party Claim shall promptly notify OTX or Greenfield, as applicable, pursuant to the provisions hereof (a "Claim Notice"), specifying the nature of the claim, and giving notice of any fact upon which the Indemnified Party intends to base a claim for indemnification hereunder, provided, however, that no delay by the Indemnified Party in providing a Claim Notice will relieve the indemnifying party from any obligation hereunder unless it is prejudiced by such delay. The party receiving the Claim Notice shall have 30 days (or, if shorter, a period to a date not less than the date when a responsive pleading or other document is required to be filed

Initial Here _______
            giving effect to any available extension) (the "Notice Period") to notify the Indemnified Party (i) whether or not it disputes its liability for indemnification of the Third Party Claim or Greenfield Third Party Claim and (ii) if liability is not disputed, whether or not it desires to defend the Indemnified Party. If the party receiving the Claim Notice elects to defend by appropriate proceedings, such proceedings shall be promptly settled or prosecuted to a final conclusion in such a manner as is reasonably calculated to avoid any risk of damage to the Indemnified Party, and all costs and expenses of such proceedings and the amount of any judgment shall be paid by the party receiving the Claim Notice.

      6.4 If the party receiving the Claim Notice has disputed its liability for the Third Party Claim or Greenfield Third Party Claim, as provided above, and determines it will not defend such action, the Indemnified Party shall have the right to control the defense or settlement of such action, in its discretion, and shall be reimbursed by the party receiving the Claim Notice for the costs and expenses of such defense if it shall thereafter be found that such claim was subject to indemnification by the party receiving the Claim Notice hereunder.

      6.5 OTX acknowledges and understands that promotional messages related to OTX Surveys may be lost, incorrect or garbled due to circumstances outside the control of Greenfield, including, without limitation, adverse weather conditions, network failures, computer system failures, internet transmission failures, network carrier transmission failures, incorrect information or services supplied to Greenfield by third parties, or improper use of wireless communications devices or computers. OTX acknowledges and agrees that Greenfield shall have no liability whatsoever under any circumstances for such lost, incorrect or garbled promotional messages or lack of response regarding any OTX Survey offered to Greenfield Members so long as such circumstances are not the result of a negligent act or omission by Greenfield. OTX acknowledges and agrees that Greenfield cannot guarantee any response from Greenfield Members to any OTX Survey and Greenfield shall not be responsible for any direct, indirect, special, incidental and consequential or similar damages or any lost profits of OTX. Greenfield's sole responsibility for any error shall be to use best efforts to correct said error.

7.    Miscellaneous Provisions.

      7.1 Notices. All notices, requests, demands, consents, approvals, designations and other communications called for or contemplated by this Agreement shall be in writing and shall be deemed given to the party to whom addressed (i) when delivered to such party by hand,
            (ii) one business day after being sent to such party by overnight courier or facsimile transmission, or (iii) three business days after being sent to such party by registered or certified mail (return receipt requested, postage prepaid), in each case at the address for such party set forth below (or at such other address as such party may designate by notice in the manner aforesaid):

Initial Here _______

                  If to Greenfield or GoZing:

                  Greenfield Online, Inc.
                  16501 Ventura Blvd., Suite 250
                  Encino, CA 91436
                  Attn: Matthew Dusig
                  Fax: ***********

            cc:   Greenfield Online, Inc.
                  21 River Road
                  Wilton, CT 06897
                  Attn: Jonathan Flatow, Esq.
                  Fax: (203) 846-5749

                  If to OTX:

                  OTX Corporation (prior to 6/1/05)
                  1024 N. Orange Drive
                  Hollywood, CA 90038
                  Attn: Jeff Dean, CFO
                  Fax: (323) 308-3470

                  OTX Corporation (after 6/1/05)
                  10567 Jefferson Boulevard
                  Culver City, CA 90232
                  Attn: Jeff Dean, CFO
                  Fax: *************

      7.2 Entire Agreement. This Agreement and any exhibits attached hereto contain the entire agreement between the parties and supersede any prior written or oral agreement between said parties concerning the subject matter contained herein. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matter contained in this Agreement, which are not fully expressed herein.

      7.3 Counterparts/Facsimile Transmission. This Agreement may be executed in counterparts, both of which together shall constitute one and the same agreement and each of which shall be deemed an original. Acceptance of this Agreement may be evidenced by facsimile transmission with original to follow.

      7.4 Fees and Costs. In the event that any of the parties hereto institutes any action, suit or proceeding to enforce the provisions of this Agreement, or for breach thereof, or to declare the rights of the parties with respect thereto, the prevailing party shall be entitled to recover, in addition to damages, injunctive or other relief, reasonable costs and expenses including, without limitation, costs and

Initial Here _______
            reasonable attorneys' fees incurred in the furtherance of such action, suit or proceeding.

      7.5 No Jury Trial. GREENFIELD, GOZING AND OTX KNOWINGLY WAIVE THEIR RIGHT TO A JURY TRIAL.

            GREENFIELD'S INITIALS                  OTX INITIALS

            GOZING'S INITIALS

      7.6   Arbitration.

            7.6.1 Exclusive Process. Except as set forth in Section 7.6.2 below, arbitration shall be the sole and exclusive process for any dispute, claim, or controversy of any kind or nature (a "Claim") arising out of, related to, or connected with this Agreement or the breach thereof, including, but not limited to
                  (a) all questions relating to the breach of any obligation, warranty or condition hereunder, or relating to the termination of this Agreement; (b) all questions relating to the representations, negotiations and other proceedings leading to the execution hereof; (c) failure of any party to deny or reject a claim or demand from another party to this Agreement; and (d) all questions as to whether the right to arbitrate any question exists, including any Claim against any parent, subsidiary, or affiliated entity of the parties, or any director, officer, general or limited partner, employee or agent of the parties or of any such parent, subsidiary or affiliated entity.

            7.6.2 Claims Not Subject to Arbitration. This agreement to arbitrate does not apply to any legal action seeking injunctive relief.

            7.6.3 Procedure. All Claims shall be submitted to binding, non appealable arbitration administered by J.A.M.S./ENDISPUTE or its successor. Any Claim submitted to arbitration shall be decided by a single, neutral arbitrator (the "Arbitrator"). The parties to the arbitration shall mutually select the Arbitrator not later than 45 days after service of the demand for arbitration. If the parties for any reason do not mutually select the Arbitrator within the 45-day period, then the Arbitrator shall be selected by J.A.M.S./ENDISPUTE. The Arbitrator shall determine issues of arbitrability but may not limit, expand or otherwise modify the terms of this Agreement. The procedure whereby the evidence (oral and/or written) relating to the Claim is presented in the arbitration shall be as agreed by the parties and in the absence of such agreement, shall be as determined by the Arbitrator. The Arbitrator shall apply the substantive federal, state, or local law and statute of limitations governing any Claim submitted to arbitration. In ruling on any Claim submitted to arbitration, the Arbitrator shall have the authority to award only such remedies or forms of relief as are provided for under the substantive law governing such Claim.

Initial Here _______

                  Judgment on the Arbitrator's decision may be entered in any court of competent jurisdiction.

            7.6.4 Costs. Any fees and costs incurred in the arbitration (e.g., filing fees, transcript costs and Arbitrator's fees) will be shared equally by Greenfield and OTX. The parties shall be responsible for their own attorneys' fees and costs, except that the Arbitrator shall have the authority to award attorneys' fees and costs to the prevailing party in accordance with the applicable law governing the dispute.

            7.6.5 Interpretation of Arbitrability. The Arbitrator, and not any
                  federal or state court, shall have the exclusive authority to resolve any issue relating to the interpretation, formation or enforceability of this Agreement, or any issue relating to whether a Claim is subject to arbitration under this Agreement, except as provided in Section 7.6.2 above and except that any party may bring an action in any court of competent jurisdiction to compel arbitration in accordance with the terms of this Agreement.

      7.7 Remedies; Specific Performance. No remedy specifically conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy, each and every remedy shall be cumulative and shall be in addition to every other remedy conferred hereunder or now or hereafter existing at law, in equity, or by statute or otherwise, and the election by a party of one or more remedies shall not constitute a waiver of such party's right to pursue any other available remedy or remedies. The parties hereto expressly acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof, and that, accordingly, each party hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy available to such party.

      7.8 No Third Party Beneficiaries. It is not the intention of the parties to confer, and the Agreement shall not be construed as to confer, any right or benefit upon any person or entity other than the parties and their successors and permitted assigns; and no such other person entity shall have any rights or remedies against either of the parties hereto under or by virtue of this Agreement.

      7.9 Amendment and Assignment. No term or provision of this Agreement may be amended or modified in any respect except in writing signed by the parties. This Agreement is among OTX, Greenfield and GoZing. Any party may assign this Agreement to any purchaser of at least 50% of that party's assets or capital stock.

      7.10 Consents and Waiver. No delay by any party in exercising any right under, or in taking any action to enforce any right under this Agreement will operate as a waiver of any such right or in any manner affect the rights of any party hereunder. No consent by any party under this Agreement or waiver by any party of any representation, warranty, or other term or condition of this Agreement will be effective unless made in writing. Any such waiver will not be construed as a waiver of any other representation, warranty or other term and condition to this

Initial Here _______

            Agreement. Failure by any party to insist upon strict conformance with or strict conformance of, any representation, warranty, or other term or condition in this Agreement in any one or more instances will not be a waiver by an party of his right to insist and enforce thereafter strict conformance with, and strict conformance of, (i) such representation, warranty, or other term or condition or (ii) any other representation, warranty or other term or condition in this Agreement.

      7.11 Further Assurances. Each party hereby agrees to promptly sign any additional instruments or documents, which are necessary or appropriate to carry out the purpose of this Agreement.

      7.12 Caption and Interpretations. Titles or captions contained herein are inserted as a matter of convenience and for reference only, and in no way define, limit, extend or describe the scope of this Agreement or any provision herein. This Agreement is to be interpreted without regard to the draftsman. The terms and intent of this Agreement with respect to the rights and obligations of the parties shall be interpreted and construed on the express assumption that each party participated equally in its drafting.

      7.13 Confidentiality. No party to this Agreement shall disclose the terms and conditions of this Agreement without the prior written consent of the other parties, except as otherwise required by law, such as the federal securities laws, or the rules of any stock exchange or self-regulatory organization, such as the NASDAQ. Subject to the foregoing, each party shall keep confidential information pertaining to the operations, affairs and financial condition of the other parties, except to the extent that such information is otherwise publicly available. Furthermore, each party shall use such information only for the purposes of performing its respective obligations under this Agreement. Greenfield further agrees that it will use commercially reasonable efforts to prevent confidential information regarding OTX from being made available to any Greenfield employee engaged in that portion of Greenfield's business that, to Greenfield's knowledge, directly competes with OTX for similar projects.

      7.14 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall in no way be affected and shall remain in full force and effect.

      7.15 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed in such state. Any dispute arising from the interpretation or enforcement of this Agreement shall be resolved in Los Angeles, California.

Initial Here _______

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

OTX CORPORATION                              GREENFIELD ONLINE, INC.
a Delaware corporation                       a Delaware corporation

By: /s/ James Jefferson Dean         By: /s/ Dean Wiltse
    ------------------------             -----------------------

Name: James Jefferson Dean                   Name: Dean Wiltse

Title: CFO and SVP                           Title: CEO

ZING WIRELESS, INC.
A California corporation

By: /s/ Jonathan A. Flatow
    -------------------------

Name: Jonathan A. Flatow

Title: Secretary

Initial Here _______

                                   Exhibit A




           **** This Exhibit has been redacted in its entirety. ****